EXHIBIT 99.(d)(20)

NEWS RELEASE


FOR IMMEDIATE RELEASE              COMPANY CONTACT:

                                   Eric Lomas
                                   Chairman
                                   Telephone:  (212) 759-9080

                                   Gilles Guinchard
                                   President &
                                   Chief Executive Officer
                                   Telephone:  (305) 446-8000


                   REXEL, INC. SHAREHOLDERS' MEETING CANCELLED

     New York, N.Y. -- December 22, 1997 -- Rexel, S.A. announced today that the merger of its subsidiary, International Technical Distributors, Inc., with and into Rexel, Inc. (NYSE-"RXL") is anticipated to be accomplished after the close of business on December 29, 1997 through a "short form" merger which will not require the approval of the shareholders of Rexel, Inc. Thus, the Rexel, Inc. shareholders' meeting to approve the merger previously scheduled to be held on December 30, 1997 has been cancelled. A notice of merger will be circulated to all current Rexel, Inc. shareholders following completion of the merger.

     Rexel, Inc. is a major electrical supplies distributor in the U.S. Rexel, S.A. is headquartered in Paris, France, and is listed on the Paris stock exchange. Rexel, S.A., operating through its affiliated companies, including Rexel, Inc., is the largest electrical supplies distributor in the world, with operations in 17 countries.

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